SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                             FORM 8-K


                          Current Report


       Filed pursuant to Section 12, 13, or 15(d) of the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)  July 18, 1997



                      INTELLIGENT ELECTRONICS, INC.
                      -----------------------------
            (Exact name of issuer as specified in charter)


        PENNSYLVANIA                 0-15991               23-2208404
 (State or Other Jurisdiction      Commission           (I.R.S. Employer
   of Incorporation or             file number           Identification
      Organization)                                          Number)


           411 Eagleview Boulevard, Exton, Pennsylvania 19341
                (Address of principal executive offices)


                              (610) 458-5500
           (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets
        ------------------------------------

     XL Transaction

     On July 18, 1997, Intelligent Electronics, Inc. and certain of its direct and indirect wholly-owned subsidiaries (the "Company"), and XLConnect Solutions, Inc. ("XLConnect") consummated the sale of certain assets as contemplated in an Asset Purchase Agreement, as amended (the "Purchase Agreement") with GE Capital Information Technology Solutions Acquisition Corp. (the "Buyer"), a subsidiary of GE Capital Information Technology Solutions, Inc. ("GECITS"), pursuant to which:

     (a) The Company sold to the Buyer certain assets related to the Company's direct computer hardware sales business ("XLSource"), consisting primarily of the inventory, accounts receivable and customer contracts relating to 20 of the 24 XLSource locations and real property leases and fixed assets related to six of such 20 locations; and

     (b) XLConnect sold to the Buyer certain specified services contracts and related assets, consisting principally of accounts receivable and fixed assets.

     The purchase price paid by the Buyer in the transaction pursuant to the Purchase Agreement (the "XL Transaction") was approximately $135.7 million, based on the estimated net book value of the assets being sold of approximately $94.2 million. The purchase price is subject to adjustment after closing based on the actual net book value of such assets as of the closing date. Of the purchase price, approximately $102.9 million was paid in cash at closing, with approximately $32.8 million paid into escrow. Of the escrow, approximately $22.8 million was put into escrow subject to release if and when the consent of two customers of the Company to the transaction are obtained. The remaining $10.0 million is to be retained for up to 240 days to fund purchase price adjustments and obligations of the Company and XLConnect under the Purchase Agreement, including the obligation to repurchase from the Buyer any accounts receivable which were sold to the Buyer and remain uncollected 120 days after the closing date. Of the total purchase price paid in the XL Transaction, XLConnect received approximately $9.3 million (based on the estimated net book value of the assets acquired from it of approximately $4.5 million). The Company retained substantially all of the accounts payable of the locations being sold to the Buyer. As a result of the XL Transaction, the Company anticipates that it will record a pre-tax loss of approximately $23.0 million, net of transaction costs, plus a tax provision of approximately $6.3 million. The tax provision is due to differences between the tax bases of the assets being sold and their amounts for financial reporting purposes (primarily goodwill).


     RND Transaction
     ---------------

     On July 18, 1997, the Company consummated the sale of its business (the "Indirect Business"), of providing information technology product, services and solutions to network integrators and resellers, contemplated in a Stock Purchase Agreement, as amended, between the Company and Ingram Micro Inc. ("Ingram") (the "RND Transaction"). The purchase price was $78.0 million, payable by assumption of liabilities, based on the balance sheet of the Indirect Business at closing. The Company paid to Ingram approximately $4.5 million, which was the amount by which the estimated net assumed liabilities (which included an intercompany payable of $10.0 million from the Indirect Business to the Company, used to fund one of the
escrow accounts) exceeded the purchase price.   Three separate escrow
accounts were established. An escrow in the amount of $10.0 million is for final settlement of any purchase price adjustments and indemnity claims. Another escrow account in the amount of $2.5 million, was established pending resolution of certain issues between the Company and Ingram. A third escrow account in the amount of $5.0 million was established to secure the Company's obligations under the Amended and Restated Volume Purchase Agreement ("Supply Agreement"), as more fully described below.
As a result of the RND Transaction, the Company anticipates that it will record a pre-tax gain of approximately $14.0 million, net of transaction costs, and a tax provision of approximately $5.7 million.

     Under the terms of the Supply Agreement, XLSource agreed to order 100% of its product requirements available from Ingram, of no less than $1.8 billion, over a three-year period. If the minimum annual commitment is not met, the Company may elect to extend this contract for up to two years. In addition, if in any one year, purchases are below a certain level, an adjustment may be made to the cost of products purchased from Ingram. The Company has guaranteed to Ingram performance by XLSource of its obligations under the Supply Agreement. In connection with the Supply Agreement, Ingram agreed that certain product purchases by GE Capital Information Technology Solutions - North America, Inc., an affiliate of the Buyer ("GECITS-NA") from Ingram which are in excess of GECITS-NA's current purchases from Ingram will be credited against XLSource's $1.8 billion
purchase commitment under the Supply Agreement.   The Company believes that
GECITS-NA is not required to purchase any minimum amount of product from Ingram. XLSource and the Company have not been released from any of their obligations regarding the $1.8 billion commitment, and the Company has delivered to Ingram a $7.5 million irrevocable letter of credit and the $5.0 million escrow account discussed above to secure the purchase commitment and other obligations of the Company. At any time, the $5.0 million escrow account can be replaced by a $5.0 million irrevocable letter of credit, at the Company's election.

     Although the Company believes that its purchases from Ingram and those of GECITS-NA will satisfy XLSource's purchase obligations under the Supply Agreement, there can be no assurance in that regard. In the event such purchase obligations are not satisfied within the original term of the Supply Agreement or any extension period, certain liquidated damages, in the amount of 1.5% of any short-fall, are due to Ingram. Although the Company does not currently believe that the payment of any such liquidated damages will have a material adverse effect on the Company, there can be no assurance in that regard as well.

     After consummation of the XL Transaction and the RND Transaction, the Company will own 80% of the outstanding common stock of XLConnect and operate XLSource from four locations: Cleveland, Cincinnati, Indianapolis and Pittsburgh. Revenues of the retained XLSource operations, which will continue to function in a partnership relationship with XLConnect, were approximately $200.0 million in the fiscal year ended February 1, 1997 and approximately $50.0 million in the fiscal quarter ended May 3, 1997.


Item 7.  Financial Statements and Exhibits
-------  ---------------------------------

(b)  Pro forma Financial Information
     -------------------------------
    	The Company intends to file pro forma financial information under cover of Form 8-K/A as soon as practicable, but not later than September 30, 1997.

(c)  Exhibits
     --------
*   2.1   Stock Purchase Agreement between Ingram Micro Inc. and the
          Company dated April 29, 1997 (Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended February 1, 1997).

    2.2 Amendment No. 1 to the Stock Purchase Agreement between Ingram Micro Inc. and the Company dated as of July 2, 1997.

    2.3   Asset Purchase Agreement between GE Capital Information
          Technology Solutions Acquisition Corp. and the Company dated as of July 1, 1997.

    2.4 First Amendment to the Asset Purchase Agreement between GE Capital Information Technology Solutions Acquisition Corp. and the Company dated as of July 18, 1997.

 * 10.1 Volume Purchase Agreement dated April 29, 1997 between XLSource, Inc. (a wholly-owned subsidiary of the Company) and Ingram Micro Inc. (Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 3, 1997). **

   10.2 Amended and Restated Volume Purchase Agreement dated July 18, 1997 between XLSource, Inc. (a wholly-owned subsidiary of the Company) and Ingram Micro Inc. **



__________________________________________

*    Incorporated by Reference

** Portions of this Agreement have been omitted pursuant to a request for confidential treatment.

                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               INTELLIGENT ELECTRONICS, INC.



Date:  August 1, 1997           By: /s/ Thomas J. Coffey
                                   -------------------------------------
                                    Thomas J. Coffey,
                                    Senior Vice President and
                                    Chief Financial Officer